Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (Form S-8 Nos. 33-73506, 333-07441, 333-30525, 333-30605, 333-120327, 333-143663) and in Registration Statement (Form S-3 Nos. 333-69450, 333-110623, 333-146058, 333-146836) of our report dated March 20, 2007 (except for paragraphs eleven through seventeen of Note 1 and paragraph five of Note 13, as to which the date is November 5, 2007), with respect to the consolidated financial statements of Progressive Gaming International Corporation and Subsidiaries, included in this Form 8-K.

/s/ Ernst & Young, LLP

Las Vegas, Nevada

November 5, 2007